Exhibit 99.1

AGBA Acquisition Limited Announces Approval of Business Combination and Ability of Stockholders to Withdraw Ordinary Shares Tendered for Redemption

NEW YORK, November 10 2022 /PRNewswire/ -- AGBA Acquisition Limited (NASDAQ: AGBA, the “Company”), a special purpose acquisition company, announced today that all proposals presented to shareholders at the special meeting of shareholders held on November 9, 2022 at 9:00 p.m. Eastern Time relating to AGBA’s business combination with TAG Holdings Limited were approved by shareholders. Holders of AGBA’s ordinary shares that elected to redeem shares in connection with AGBA’s special meeting of stockholders may withdraw such redemption requests by no later than 12:00 p.m. Eastern Time on November 11, 2022. A total of 3,339,229 shares were tendered for redemption in connection the special meeting of shareholders. The final redemption price is $11.617 per share redeemed.

About AGBA Acquisition Limited

AGBA Acquisition Limited is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on operating businesses in the healthcare, education, entertainment and financial services sectors that have their principal operations in China.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

SOURCE

AGBA Acquisition Limited